[GRAPHIC OMITTED]                          Investor    Susie Ter-Jung
                                           Contact:    Bunge Limited
                                                       1-914-684-3398
                                                       Susie.Ter-Jung@Bunge.com

                                           Media       Stewart Lindsay
                                           Contact:    Bunge Limited
                                                       1-914-684-3369
                                                       Stewart.Lindsay@Bunge.com




               Bunge Reports Record Fiscal 2004 Net Income and EPS

White Plains, NY - February 8, 2005 - Bunge Limited (NYSE: BG).

  - Financial Highlights

(In millions, except per share data and percentages)

------------------------------------------------------------------------------------------------------
                                   Fourth Quarter Ended   Percent          Year Ended          Percent
                                   12/31/04    12/31/03    Change     12/31/04    12/31/03      Change
------------------------------------------------------------------------------------------------------
Volumes (metric tons)                 26.8        26.9      (1)%        108.9       106.2         3%
Net sales                           $6,212      $6,358      (2)%      $25,168     $22,165        14%
Total segment operating profit(1)     $183        $191      (4)%         $850        $618        38%
Gain on sale of soy
   ingredients business                  -           -         -            -        $111          -
Net income                            $105        $100        5%         $469        $411        14%
Earnings per share(2)                $0.89       $0.94      (5)%        $4.10       $3.83         7%
------------------------------------------------------------------------------------------------------

Excluding from 2003 results the $111 million gain on the sale of the Brazilian soy ingredients business, 2004 net income increased $169 million, or 56% over 2003, and 2004 earnings per share increased $1.29 per share, or 46%, over 2003.

Bunge's results included certain gains and charges that may be of interest to investors. These items totaled $(13) million, or $(0.11) per share, and $(12) million, or $(0.10) per share, for the quarter and year ended December 31, 2004, respectively, and $(66) million, or $(0.61) per share, and $57 million, or $0.53 per share for the quarter and year ended December 31, 2003, respectively. Additional information is provided in the attached schedule titled "Additional Financial Information."

-----------------------
1 Total segment operating profit is the consolidated segment operating profit of Bunge's segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from continuing operations before income tax and minority interest, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from continuing operations before income tax and minority interest, is included in the tables attached to this press release.

2 Earnings per share (EPS) for the quarters and years ended December 31, 2004 and 2003 are reported on a fully diluted basis, which includes 7,778,425 common shares issuable on conversion of Bunge's 3.75% convertible notes due 2022. EPS for the quarter and year ended December 31, 2003 were revised from the amounts previously reported to reflect the 7,778,425 common shares issuable on conversion of the convertible notes. See Note 2 to the consolidated statements of income attached to this press release for more information.

  - Overview

Alberto Weisser, Bunge's Chairman and Chief Executive Officer, stated: "2004 was an extraordinary year for Bunge. Our 2004 results were excellent and above our expectations. Each of our businesses showed strength in dealing with volatile markets. We attribute this performance in large part to Bunge's integrated and balanced operations. We captured value at a variety of points on the food production chain, while effectively mitigating risk. It is also due to our approach and team. We emphasize values of openness and teamwork, and our decentralized, entrepreneurial operating model enhances agility, which is essential to navigating volatile markets.

"2005 promises strong growth and a return to more typical market conditions. USDA estimates show supplies to be ample. This year's U.S. soy crop is approximately 85 million tons, which represents a 27% increase over last year's crop. The 2005/2006 Brazilian soy crop is forecast at 64 million tons, a 23% increase over last year, and the Argentine crop is forecast at 39 million tons, a 13% increase over 2004. Europe's rapeseed, wheat and feed grain crops are each over 20% larger than last year, and India harvested another large oilseed crop this season.

"Demand is strong. The USDA projects global soybean meal consumption in 2005 at 140 million tons, an 8% increase over 2004. We expect long-term demand to grow by over 4% per year. Global vegetable oil demand growth is forecast at a similar rate. In addition, favorable legislation in Europe, North America and Brazil should drive increased demand for biofuels, further stimulating vegetable oil demand.

"Demand will encourage production, and South America, especially Brazil, will enjoy the majority of this growth. Brazilian soil needs nutrients so fertilizer sales should increase steadily as well.

"Bunge took numerous steps in 2004 to ensure that we capitalize on these trends. We improved our agribusiness and logistics footprints in key growth areas by investing in a new port complex in Ramallo, Argentina and in grain terminals in the ports of Rostov, Russia and Liepaja, Latvia, and by signing a throughput agreement with Phu My port in Vietnam. We commenced construction of a new sunseed crushing plant in Ukraine, and purchased an edible oils manufacturer in Poland and premium bottled oil brand in Russia. These actions will improve our integrated operations in Eastern Europe. We also enhanced our presence in value-added markets by launching, together with DuPont, a low-linolenic soybean oil in the United States, and by forming a partnership to manufacture phytosterol food ingredients.

"Indicators for 2005 are encouraging, and we are confident that Bunge's unique operating model positions the company to benefit from strong markets."

  - Fourth Quarter Results


Agribusiness

Agribusiness volumes and operating profit were both below the exceptional levels experienced in the fourth quarter of 2003. In the fourth quarter of 2003, record soybean prices caused a wave of farmer selling in North and South America. This selling, combined with strong customer demand, generated unusually strong margins. The fourth quarter of 2004 was a return to more typical seasonal patterns. South American results reflected reduced activity due primarily to lack of farmer selling, and results in North America were also lower, offset in part by improved results in Europe. Volumes declined primarily due to lack of farmer selling and lower volumes in international marketing. Selling, general and administrative expenses (SG&A) increased primarily due to bad debt provisions associated with higher selling prices earlier in the year and increased labor-related provisions in Brazil.

The fourth quarter of 2004 included $17 million of pre-tax impairment and restructuring charges related to Bunge's Western European oilseed processing operations, including $7 million of cash restructuring costs. The fourth quarter of 2003 included $56 million of pre-tax, non-cash impairment charges on long-term operating assets in Bunge's Western European oilseed processing operations.


Fertilizer

The fertilizer segment benefited from higher sales volumes, particularly in Bunge's retail business, and higher average selling prices. Higher international prices for fertilizer raw materials increased selling prices and margins on local production, as products are priced to import parity. SG&A increased primarily due to bad debt provisions associated with higher selling prices and increased labor-related provisions in Brazil.


Edible Oil Products

Volumes increased as lower prices stimulated demand, particularly in Brazil and the United States. Bunge's edible oil business in North America suffered from increased competition and higher logistics and energy costs. Results in Eastern Europe were negatively affected by margin pressure as a result of higher raw material prices and lower seed quality and yields.

Fourth quarter 2004 results include a $4 million pre-tax, non-cash impairment charge relating to Bunge's Brazilian packaged oil operations.

Milling Products

Milling products results benefited from higher volumes of corn milling products sold to both commercial customers and the U.S. government for its food aid program and from higher volumes and margins in Bunge's Brazilian wheat milling business. These were offset in part by lower margins on corn milling products sold to commercial customers.


Selling, General and Administrative Expenses

SG&A increased in the fourth quarter 2004 from the fourth quarter 2003 due to higher bonus provisions associated with improved results, increased headcount in Bunge's international marketing business, higher bad debt provisions due to elevated commodity and fertilizer prices and increased labor-related provisions in Brazil.


Financial Costs

Interest income increased primarily due to higher average balances of interest-bearing accounts receivable as well as higher levels of invested cash in Bunge's fertilizer business. Interest expense was unchanged compared to the same period last year.

In the fourth quarter of 2004, the Brazilian real and the euro appreciated 8% and 10% against the U.S. dollar, respectively, as compared to 1% and 8% in the same period last year. Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability position of Bunge's Brazilian and European subsidiaries, were $25 million in the fourth quarter of 2004 compared to $16 million in the fourth quarter of 2003. Foreign exchange gains and losses, included in segment operating profit, substantially offset gains and losses on debt funding commodity inventories. In the fourth quarter of 2003, Bunge also recorded a gain on a net U.S. dollar-denominated monetary asset position in Argentina.


Other

Other income (expense) - net decreased during the fourth quarter of 2004 primarily due to lower earnings from Bunge's Solae and Saipol joint ventures, offset in part by a $5 million gain on interest rate derivatives.


Income Tax Expense

Bunge's effective tax rate for the fourth quarter of 2004 was 33% compared to 35% in the same period in 2003. Excluding the gain on the sale of Bunge's Brazilian soy ingredients business in 2003, Bunge's effective tax rate for the years ended December 31, 2004 and 2003 was 32% and 33%, respectively.


Minority Interest

Despite the September 2004 repurchase of an additional 15% interest in Bunge Brasil S.A., minority share of net income increased primarily due to increased earnings in Fertilizantes Fosfatados S.A. (Fosfertil). In the fourth quarter of 2004, Bunge acquired the remaining 2% minority interest in Bunge Brasil for $32 million. Bunge now owns 100% of Bunge Brasil.


Cash Flow and Net Financial Debt(3)

Cash flow provided by operations in 2004 was $802 million. Cash flow provided by operations was favorably affected by strong operating results and the return of soybean prices to normal historical levels. Net financial debt decreased by $57 million from December 31, 2003.


  - Outlook

Bill Wells, Chief Financial Officer, stated, "We are looking forward to a good year in 2005, following the extraordinary one we experienced in 2004. Supplies of oilseeds and grains are ample and we expect large South American harvests. Demand from our customers is very strong as they seek to take advantage of lower prices and a weak U.S. dollar. Fertilizer demand is expected to remain strong with good margins.


 "Our 2005 guidance is as follows:

       o  Depreciation, Depletion and Amortization: $230 million to $240 million

       o  Capital Expenditures: $410 million to $460 million

             o $150 million to $170 million maintenance, safety and environmental capital expenditures

       o  Effective Tax Rate:  28% to 33%

       o  Joint Venture Earnings:  $30 million to $35 million

"Assuming stable currencies in South America and Europe and normal harvests in Europe and the Americas, our net income guidance for 2005 is between $455 million to $475 million, representing $3.82 to $3.98 per share. This fully diluted per share guidance is based on an estimated weighted average of 120.5 million shares outstanding. Our guidance excludes any effects of the anticipated adoption of new


-----------------------
3 Net financial debt is a non-GAAP financial measure and is not intended to replace total debt. A definition of net financial debt and the information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation of net financial debt to total debt, the most directly comparable GAAP measure, is included in the tables attached to this press release.

accounting standards for expensing of stock options. In anticipation of a more normal seasonal distribution of results versus last year, we expect our earnings to be split roughly 30% in the first half of 2005 and 70% in the second half of 2005. As we have seen in the past two years, profits can shift from quarter to quarter so the right way to look at our results is to focus on the full year.

"In October 2004, we increased our long-term EPS target by increasing the base from which we intend to grow to between $3.42 to $3.59 per fully diluted share. At that time, we noted several exceptional factors in 2004 that caused our new, higher base to be below our expected 2004 net income. Our 2005 guidance represents an 11% increase in EPS from this new base for measuring progress towards our long term goal of 10-12% average annual increases in EPS."


Conference Call and Webcast Information

Bunge Limited's management will host a conference call at 10:00 a.m. Eastern time on February 8, 2005 to discuss the company's fourth quarter results.

To listen to the conference call, please dial (800) 289-0572 or, if located outside of the United States, dial (913) 981-5543. Please dial in five to 10 minutes before the scheduled start time. When prompted, enter passcode number 245806.

The conference call will also be webcast live on the company's Web site, http:
//www.Bunge.com . Please go there at least 15 minutes prior to the call to register and to download and install any necessary audio software.

To access the webcast, select the "News and Information" link located at the bottom left of the homepage. Open the "Webcasts and Upcoming Events" link and click on "Q4 2004 Bunge Limited Conference Call." Follow the prompts to join the call.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 2:00 p.m. Eastern time on February 8, 2005, and continuing through March 8, 2005. To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States, dial (719) 457-0820. When prompted, enter passcode number 245806. A rebroadcast of the conference call will also be available on the company's Web site beginning at 2:00 p.m. Eastern time on February 8. It will be accessible for six months.

To access the archived webcast, go to http://www.Bunge.com and select the "News & Information" link located at the bottom left of the homepage. Open the "Audio Archive" link, and click on "Q4 2004 Bunge Limited Conference Call." Follow the prompts to listen to the webcast.

About Bunge

Bunge Limited (http://www.Bunge.com ) is an integrated, global agribusiness and food company operating in the farm-to-consumer food chain. Founded in 1818 and headquartered in White Plains, New York, Bunge has 25,000 employees and locations in 32 countries. Bunge is the world's leading oilseed processing company, the largest producer and supplier of fertilizers to farmers in South America and the world's leading seller of bottled vegetable oils to consumers.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

                        Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment operating profit, income from continuing operations before income taxes and minority interest, net income and earnings per share for the quarter and twelve months ended December 31, 2004 and 2003.

------------------------------------------------------------------------------------------------------------------------------
                                                               Income From
                                                                Continuing
                                                            Operations Before
                                          Total Segment      Income Taxes and                           Earnings Per Share
(In millions, except per share data)    Operating Profit    Minority Interest        Net Income             Diluted(2)
------------------------------------ ---------------------- ------------------   ------------------   ------------------------
Quarter Ended December 31:               2004       2003      2004      2003       2004      2003         2004       2003
                                     ----------  ---------- --------  --------   --------  --------   ------------ -----------
  Impairment and restructuring
    charges(1)                           $(21)     $(56)     $(21)      $(56)      $(13)     $(40)        $(0.11)   $(0.37)

  South America tax provision               -         -         -          -          -       (23)             -     (0.21)
  Loss on discontinued
    operations, net of
    tax                                     -         -         -          -          -        (3)             -     (0.03)
                                      ----------------------------------------------------------------------------------------
Total                                    $(21)     $(56)     $(21)      $(56)      $(13)     $(66)        $(0.11)   $(0.61)
                                      ========================================================================================
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                               Income From
                                                                Continuing
                                                            Operations Before
                                          Total Segment      Income Taxes and                           Earnings Per Share
(In millions, except per share data)    Operating Profit    Minority Interest        Net Income             Diluted(2)
------------------------------------  -------------------  --------------------  ------------------    -----------------------
Quarter Ended December 31:               2004      2003      2004       2003       2004      2003         2004        2003
                                      ---------- --------  ---------- ---------  --------  --------    ----------- -----------
  Impairment and restructuring
    charges(1)                           $(24)     $(56)     $(24)      $(56)      $(15)     $(40)        $(0.13)   $(0.37)
  Gain on exchange of
    retail flour business                   -         -         5          -          3         -           0.03         -
  Post retirement curtailment
    gains(3)                                -        24         -         24          -        16              -      0.15
  Gain on sale of soy ingredients
    business                                -         -         -          -          -       111              -      1.02
  South America tax provision               -         -         -          -          -       (23)             -     (0.21)
  Loss on discontinued
    operations, net of tax(3)               -         -         -          -          -        (7)             -     (0.06)
                                      ----------------------------------------------------------------------------------------
Total                                    $(24)     $(32)     $(19)      $(32)      $(12)      $57         $(0.10)     $0.53
                                      ========================================================================================
------------------------------------------------------------------------------------------------------------------------------

     (1) Impairment and restructuring charges of $24 million in 2004 were $17 million in the agribusiness segment in Western Europe and $7 million in the edible oil products segment in North and South America. Impairment charges in 2003 related to the agribusiness segment in Western Europe.
     (2) See Note 2 of the Notes to the Consolidated Statements of Income.
     (3) Post retirement curtailment gains of $2 million related to the discontinued operations of Bunge's U.S. bakery business are recorded in the loss on discontinued operations.

CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data and percentages)
(Unaudited)

                                                            Quarter Ended                            Year Ended
                                                            December 31,                            December 31,
                                                     ----------------------------  Percent   ---------------------------- Percent
                                                         2004           2003        Change       2004           2003       Change
                                                     -------------------------------------------------------------------------------

Net sales                                                $6,212         $6,358       (2)%       $25,168        $22,165      14%
Cost of goods sold                                       (5,740)        (5,964)      (4)%       (23,282)       (20,860)     12%
                                                     -------------  -------------            -------------  -------------

Gross profit                                                472            394       20%          1,886          1,305      45%
Selling, general and administrative expenses               (270)          (199)      36%           (871)          (691)     26%
Gain on sale of soy ingredients business (Note 1)             -              -        -               -            111       -
Interest income                                              29             19       53%            103            102       1%
Interest expense                                            (45)           (43)       5%           (168)          (181)     (7)%
Interest expense on readily marketable inventories           (3)            (5)     (40)%           (46)           (34)     35%
Foreign exchange gains (losses)                              25             16                      (31)            92

Other income (expense)-net                                   12             15      (20)%            31             19      63%
                                                     -------------  -------------            -------------  -------------

Income from continuing operations before income tax
   and minority interest                                    220            197       12%            904            723      25%
Income tax expense                                          (73)           (68)       7%           (289)          (201)     44%
                                                     -------------  -------------            -------------  -------------

Income from continuing operations before minority
   interest                                                 147            129       14%            615            522      18%
Minority interest                                           (42)           (26)      62%           (146)          (104)     40%
                                                     -------------  -------------            -------------  -------------

Income from continuing operations                           105            103        2%            469            418      12%
Discontinued operations, net of tax                          -              (3)                       -             (7)
                                                     -------------  -------------            -------------  -------------

Net income                                                $ 105      $     100        5%           $469      $     411      14%
                                                     =============  =============            =============  =============

Earnings per common share - basic (Note 2):
Income from continuing operations                         $0.95       $   1.03                    $4.42       $   4.19
Discontinued operations                                       -          (0.03)                       -          (0.07)
                                                     -------------  -------------            -------------  -------------
Net income per share - basic                              $0.95       $   1.00       (5)%         $4.42       $   4.12       7%
                                                     =============  =============            =============  =============

Earnings per common share - diluted (Note 2):
Income from continuing operations                         $0.89       $   0.97                    $4.10       $   3.89
Discontinued operations                                       -          (0.03)                       -          (0.06)
                                                     -------------  -------------            -------------  -------------
Net income per share - diluted                            $0.89       $   0.94       (5)%         $4.10       $   3.83       7%

                                                     =============  =============------------=============  =============-----------

NOTES TO CONSOLIDATED STATEMENTS OF INCOME
------------------------------------------
(Unaudited)

Note 1: In May 2003, Bunge sold its Brazilian soy ingredients business to The Solae Company (Solae) for $251 million in cash, net of expenses of approximately $5 million. Bunge recognized a gain on sale of $111 million in the second quarter of 2003 in connection with this transaction. Solae is a joint venture between Bunge and E.I. DuPont de Nemours and Company.

Note 2: Earnings per share are calculated on the basis of the following number of common shares outstanding:

                                                               Quarter Ended                        Year Ended
                                                                December 31,                       December 31,
                                                      ---------------------------------  ---------------------------------
                                                                2004              2003             2004              2003
                                                      ---------------  ----------------  ---------------  ----------------
         (In millions, except share data)
         --------------------------------
         Income from continuing operations -
           basic                                                $105              $103             $469              $418

         Interest on convertible notes, net of tax                 2                 2                5                 5
                                                      ---------------  ----------------  ---------------  ----------------
         Income from continuing operations -
           diluted                                              $107              $105             $474              $423
                                                      ===============  ================  ===============  ================

         Weighted average number of common
           shares outstanding:
           Basic                                         110,438,941        99,884,771      106,015,869        99,745,825
           Effect of dilutive shares:
           -Stock options and awards                       2,061,831         1,176,973        1,879,762         1,129,777
           -Convertible notes                              7,778,425         7,778,425        7,778,425         7,778,425
                                                      ---------------  ----------------  ---------------  ----------------
           Diluted                                       120,279,197       108,840,169      115,674,056       108,654,027
                                                      ===============  ================  ===============  ================

         Income from continuing operations-
         per share:
           -Basic                                              $0.95             $1.03            $4.42             $4.19
                                                      ===============  ================  ===============  ================
           -Diluted                                            $0.89             $0.97            $4.10             $3.89
                                                      ===============  ================  ===============  ================


         The calculation of diluted earnings per common share for the quarter and year ended December 31, 2004 and 2003 includes the 7,778,425 common shares that are issuable upon conversion of our 3.75% convertible notes due 2022 (the Notes). In November 2004, the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) reached a consensus on EITF Issue No. 04-08, "The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share" (Issue No. 04-8), that contingently convertible shares should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price triggers (or other contingent features) have been met. The EITF concluded that Issue No. 04-8 would be applied by restating diluted earnings per share for all prior periods presented. Issue No. 04-8 is effective for periods ending after December 15, 2004. Bunge has applied Issue No. 04-8 to its consolidated statements of income and has restated diluted earnings per share for the three and twelve months ended December 31, 2003 to include the 7,778,425 common shares that are issuable upon the conversion of the Notes.

CONSOLIDATED SEGMENT INFORMATION
(In millions, except volumes and percentages)
(Unaudited) (Note 1)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

                                                          Quarter Ended                          Year Ended
                                                           December 31,                         December 31,
                                                     ------------------------   Percent  -------------------------   Percent
                                                        2004         2003        Change      2004          2003       Change
                                                     ------------ ------------ ---------- ------------ ------------- ----------
Volumes (in thousands of metric tons):
Agribusiness                                              21,274       21,820        (3)%      88,619        86,962         2%
Fertilizer                                                 3,307        3,195         4%       11,589        11,538         -%
  Edible oil products                                      1,273        1,026        24%        4,728         4,100        15%
  Milling products                                           944          907         4%        3,987         3,468        15%
  Other (soy ingredients)                                      -            -         -%            -           140      (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                        2,217        1,933        15%        8,715         7,708        13%
                                                     ------------ ------------            ------------ -------------
           Total                                          26,798       26,948        (1)%     108,923       106,208         3%
                                                     ============ ============            ============ =============

Net sales:
Agribusiness                                              $4,247       $4,748       (11)%     $17,911       $16,224        10%
Fertilizer                                                   830          593        40%        2,581         1,954        32%
  Edible oil products                                        937          817        15%        3,872         3,184        22%
  Milling products                                           198          200        (1)%         804           751         7%
  Other (soy ingredients)                                      -            -         -%            -            52      (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                        1,135        1,017        12%        4,676         3,987        17%
                                                     ------------ ------------            ------------ -------------
           Total                                          $6,212       $6,358        (2)%     $25,168       $22,165        14%
                                                     ============ ============            ============ =============

Cost of goods sold:
Agribusiness                                             $(4,043)     $(4,540)      (11)%    $(16,975)     $(15,675)        8%
Fertilizer                                                  (646)        (495)       31%       (1,980)       (1,581)       25%
  Edible oil products                                       (881)        (750)       17%       (3,615)       (2,900)       25%
  Milling products                                          (170)        (179)       (5)%        (712)         (670)        6%
  Other (soy ingredients)                                      -            -         -%            -           (34)     (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                       (1,051)        (929)        13%      (4,327)       (3,604)       20%
                                                     ------------ ------------            ------------ -------------
           Total                                         $(5,740)     $(5,964)       (4)%    $(23,282)     $(20,860)       12%
                                                     ============ ============            ============ =============

Gross profit:
Agribusiness                                                $204         $208        (2)%        $936          $549        70%
Fertilizer                                                   184           98        88%          601           373        61%
  Edible oil products                                         56           67       (16)%         257           284       (10)%
  Milling products                                            28           21        33%           92            81        14%
  Other (soy ingredients)                                      -            -         -%            -            18      (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                           84           88        (5)%         349           383        (9)%
                                                     ------------ ------------            ------------ -------------
           Total                                            $472         $394        20%       $1,886        $1,305        45%
                                                     ============ ============            ============ =============

Selling, general and administrative expenses:
Agribusiness                                               $(141)        $(98)       44%        $(471)        $(332)       42%
Fertilizer                                                   (73)         (43)       70%         (197)         (129)       53%
  Edible oil products                                        (42)         (47)      (11)%        (157)         (180)      (13)%
  Milling products                                           (14)         (11)       27%          (46)          (43)        7%
  Other (soy ingredients)                                      -            -         -%            -            (7)     (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                          (56)         (58)       (3)%        (203)         (230)      (12)%
                                                     ------------ ------------            ------------ -------------
           Total                                           $(270)       $(199)       36%        $(871)        $(691)       26%
                                                     ============ ============            ============ =============

Foreign exchange gain (loss):
Agribusiness                                                  $7           $9                    $(17)          $89
Fertilizer                                                    (4)           6                     (32)          (20)
  Edible oil products                                          5            -                       5             -
  Milling products                                             -            -                       -             -
  Other (soy ingredients)                                      -            -                       -            (1)
                                                     ------------ ------------            ------------ -------------
Food products total                                            5            -                       5            (1)
                                                     ------------ ------------            ------------ -------------
           Total                                              $8          $15                    $(44)          $68
                                                     ============ ============ ---------- ============ ============= ----------


                                       11


                                                          Quarter Ended                          Year Ended
                                                           December 31,                         December 31,
                                                     ------------------------   Percent  -------------------------   Percent
                                                        2004         2003        Change      2004          2003       Change
                                                     ------------ ------------ ---------- ------------ ------------- ----------
Interest income:
Agribusiness                                                  $3           $1       200%          $21           $26       (19)%
Fertilizer                                                    18           14        29%           50            53        (6)%
  Edible oil products                                          -            2      (100)%           6             6         -%
  Milling products                                             -            -         -%            3             -       100%
  Other (soy ingredients)                                      -            -         -%            -             -         -%
                                                     ------------ ------------            ------------ -------------
Food products total                                            -            2      (100)%           9             6        50%
                                                     ------------ ------------            ------------ -------------
           Total                                             $21          $17        24%          $80           $85        (6)%
                                                     ============ ============            ============ =============

Interest expense:
Agribusiness                                                $(24)        $(24)       -%         $(111)         $(80)       39%
Fertilizer                                                   (16)          (7)      129%          (50)          (35)       43%
  Edible oil products                                         (7)          (5)       40%          (32)          (24)       33%
  Milling products                                           (1)            -      (100)%          (8)           (8)        -%
  Other (soy ingredients)                                      -            -         -%            -            (2)     (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                           (8)          (5)       60%          (40)          (34)       18%
                                                     ------------ ------------            ------------ -------------
           Total                                            $(48)        $(36)       33%        $(201)        $(149)       35%
                                                     ============ ============            ============ =============

-------------------------------------------------------------------------------------------------------------------------------
Segment operating profit:
Agribusiness                                                 $49          $96       (49)%        $358          $252        42%
Fertilizer                                                   109           68        60%          372           242        54%
  Edible oil products                                         12           17       (29)%          79            86        (8)%
  Milling products                                            13           10        30%           41            30        37%
  Other (soy ingredients)                                      -            -         -%            -             8      (100)%
                                                     ------------ ------------            ------------ -------------
Food products total                                           25           27        (7)%         120           124        (3)%
                                                     ------------ ------------            ------------ -------------
           Total (Note 2)                                   $183         $191        (4)%        $850          $618        38%
                                                     ============ ============            ============ =============

-------------------------------------------------------------------------------------------------------------------------------

Income from continuing operations before
  income tax and minority interest:
   Segment operating profit                                 $183         $191                    $850          $618
   Gain on sale of soy ingredients business                    -            -                       -           111
   Unallocated income (expense)  - net (Note 3)               37            6                      54            (6)
                                                     ------------ ------------            ------------ -------------
Income from continuing operations before
  income tax and minority interest                          $220         $197                    $904          $723
                                                     ============ ============            ============ =============

Depreciation, depletion and amortization:
Agribusiness                                                 $26          $22        18%          $89           $77        16%
Fertilizer                                                    19           16        19%           70            57        23%
  Edible oil products                                         10           13       (23)%          41            37        11%
  Milling products                                             3            3         -%           12            13        (8)%
  Other (soy ingredients)                                      -            -         -%            -             -         -
                                                     ------------ ------------            ------------ -------------
Food products total                                           13           16       (19)%          53            50         6%
                                                     ------------ ------------            ------------ -------------
           Total                                             $58          $54         7%         $212          $184        15%
                                                     ============ ============ ---------- ============ ============= ----------

NOTES TO CONSOLIDATED SEGMENT INFORMATION
-----------------------------------------
(Unaudited)


Note 1: In the second quarter of 2004, Bunge reclassified certain consumer product lines from the agribusiness segment to the edible oil segment. As a result, amounts for the quarter and year ended December 31, 2003 have been reclassified to conform to the quarter and year ended December 31, 2004 presentation.

Note 2: Total segment operating profit is the consolidated segment operating profit of all of Bunge's operating segments. Total segment operating profit is a non-GAAP measure and is not intended to replace income from continuing operations before income tax and minority interest, the most directly comparable GAAP measure. The information required by Regulation G under the Securities Exchange Act of 1934, including reconciliation to income from continuing operations before income tax and minority interest, is included under the caption "Reconciliation of Non-GAAP Measures".

Note 3: Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments. The amount of unallocated income (expense)
         - net for the quarter ended December 31, 2004 increased by $31 million compared to the fourth quarter of 2003, primarily due to lower unallocated interest expense. The interest expense allocated to segment operating profit in the 2004 fourth quarter increased by $12 million over the same period of 2003, primarily due to higher levels of working capital in the fourth quarter of 2004 compared to the fourth quarter of 2003, which resulted from higher commodity prices experienced during most of the year. In addition, unallocated foreign exchange gains increased $16 million in the fourth quarter of 2004 compared to the fourth quarter of 2003 primarily due to the 8% appreciation in the value of the Brazilian real relative to the U.S. dollar in the fourth quarter of 2004 compared to a 1% appreciation in the same period last year. Unallocated income (expense) - net in the fourth quarter of 2004 includes a $5 million gain on interest rate derivatives.

         The amount of unallocated income (expense) - net for the year ended December 31, 2004 increased by $60 million compared to the year ended December 31, 2003, primarily due to lower unallocated interest expense. The interest expense allocated to segment operating profit in the year ended December 31, 2004 increased by $52 million over 2003, primarily due to higher levels of working capital in 2004 compared to the same period ended in 2003 resulting from high commodity prices. Unallocated income (expense) - net in the year ended December 31, 2004 includes a $10 million gain on interest rate derivatives.

CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

                                                              December 31,       December 31,
                                                                  2004               2003
                                                            -----------------  ------------------
                          ASSETS
Current Assets:
     Cash and cash equivalents                                          $432                $489
     Trade accounts receivable                                         1,928               1,495
     Inventories                                                       2,636               2,867
     Deferred income taxes                                                95                  93
     Other current assets                                              1,577               1,474
                                                            -----------------  ------------------
Total current assets                                                   6,668               6,418
Property, plant and equipment, net                                     2,536               2,090
Goodwill (Note 1)                                                        167                 148
Other intangible assets                                                  156                  92
Investments in affiliates                                                564                 537
Deferred income taxes                                                    305                 233
Other non-current assets                                                 543                 366
                                                            -----------------  ------------------
Total assets                                                         $10,939              $9,884
                                                            =================  ==================

           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Short-term debt                                                    $541                $889
     Current portion of long-term debt                                   140                 128
     Trade accounts payable                                            1,898               1,678
     Deferred income taxes                                                38                  42
     Other current liabilities                                         1,294               1,200
                                                            -----------------  ------------------
Total current liabilities                                              3,911               3,937
Long-term debt                                                         2,600               2,377
Deferred income taxes                                                    255                 206
Other non-current liabilities                                            518                 433
Minority interest in subsidiaries                                        280                 554
Shareholders' equity                                                   3,375               2,377
                                                            -----------------  ------------------
Total liabilities and shareholders' equity                           $10,939              $9,884
                                                            =================  ==================



NOTES TO CONSOLIDATED BALANCE SHEETS
------------------------------------
(Unaudited)


Note 1: In the second half of 2004, Bunge acquired the remaining 17% of the outstanding capital stock of Bunge Brasil S.A. for $314 million in cash. The acquisition was funded with net proceeds of a public offering in June 2004. As a result of the acquisition, Bunge directly owns 100% of Bunge Brasil and its subsidiaries Bunge Alimentos S.A., Bunge's Brazilian agribusiness and food products subsidiary, and Bunge Fertilizantes S.A., Bunge's Brazilian fertilizer subsidiary. The excess of the cost to acquire the minority interest in Bunge Brasil over the historical book value was $137 million, which was preliminarily allocated to assets and liabilities according to estimated fair values. This allocation is subject to adjustment as Bunge is in the process of finalizing the third party valuations of property, plant and equipment and intangible assets.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

                                                                      Year Ended
                                                                     December 31,
                                                              ----------------------------
                                                                  2004           2003
                                                              -------------  -------------
OPERATING ACTIVITIES
Net income                                                            $469          $ 411
Adjustments to reconcile net income to cash provided by
(used for) operating activities:
     Depreciation, depletion and amortization                          212            184
     Gain on sale of soy ingredients business                           -            (111)
     Foreign exchange gains on debt                                    (85)          (120)
     Impairment of assets                                               17             56
     Bad debt expense                                                   54             6
     Provision for recoverable taxes                                     2            (38)
     Deferred income taxes                                             (56)           (17)
     Discontinued operations                                             -              7
     Minority interest                                                 146            104
Changes in operating assets and liabilities, excluding the
   effects of acquisitions:
        Trade accounts receivable                                     (398)          (129)
        Inventories                                                    328           (249)
        Recoverable taxes                                              (86)            34
        Prepaid commodity contracts                                    211            (76)
        Advances to suppliers                                         (341)           (30)
        Trade accounts payable                                         164            174
        Arbitration settlement                                           -            (57)
        Other - net                                                    165           (190)
                                                              -------------  -------------
Cash provided by (used for) operating activities                       802            (41)

INVESTING ACTIVITIES
Payments made for capital expenditures                                (437)          (304)
Business acquisitions, net of cash acquired                           (355)          (196)
Investments in affiliates                                              (24)             -
(Investments in) proceeds from related party loans                     (39)            41
Proceeds from disposal of property, plant and equipment                 14             28
Proceeds from sale of assets held for sale                               -            450
Proceeds from sale of discontinued operations                            -             82
                                                              -------------  -------------
Cash (used for) provided by investing activities                      (841)           101

FINANCING ACTIVITIES
Net change in short-term debt                                         (348)          (381)
Proceeds from long-term debt                                           860            851
Repayments of long-term debt                                          (678)          (529)
Proceeds from sale of common shares                                    348              7
Redemption of redeemable preferred stock                              (170)             -
Dividends paid to shareholders                                         (51)           (42)
Dividends paid to minority interest                                    (35)           (63)
Proceeds from receivable from former shareholder                         -             55
                                                              -------------  -------------
Cash used for financing activities                                     (74)          (102)
Effect of exchange rate changes on cash and cash
   equivalents                                                          56             61
                                                              -------------  -------------

Net (decrease) increase in cash and cash equivalents                   (57)            19
Cash and cash equivalents, beginning of period                         489            470
                                                              -------------  -------------
Cash and cash equivalents, end of period                              $432           $489
                                                              =============  =============

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit, net financial debt and net financial debt less readily marketable inventories, which are "non-GAAP financial measures" as this term is defined in Regulation G of the Securities Exchange Act of 1934. In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit

Total segment operating profit, which is the consolidated segment operating profit of all of Bunge's operating segments, is Bunge's consolidated income from continuing operations before income tax and minority interest that includes an allocated portion of the foreign exchange gains and losses relating to debt financing operating working capital, including readily marketable inventories. Also included in total segment operating profit is an allocation of interest income and interest expense attributable to the financing of operating working capital.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from continuing operations before income tax and minority interest, the most directly comparable GAAP financial measure. Total segment operating profit is a key performance measurement used by our management to evaluate whether our operating activities cover the financing costs of our business. We believe total segment operating profit is a more complete measure of our operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments. Additionally, we believe total segment operating profit assists investors by allowing them to evaluate changes in the operating results of our portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from continuing operations before income taxes and minority interest or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from continuing operations before income tax and minority interest to total segment operating profit:

                                                            Quarter Ended                        Year Ended
                                                            December 31,                         December 31,
                                                   --------------------------------    --------------------------------
(In millions)                                          2004              2003               2004              2003
-------------                                      --------------    --------------    ---------------    -------------
Income from continuing operations before
   income tax and minority interest                         $220              $197               $904             $723
Gain on sale of soy ingredients business                       -                 -                  -             (111)
Plus (Minus): Unallocated (income)/expenses -
net (1)                                                      (37)               (6)               (54)               6
                                                   --------------    --------------    ---------------    -------------
Total segment operating profit                              $183              $191               $850             $618
                                                   ==============    ==============    ===============    =============

____________________
    (1) Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge's operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities. Net financial debt is presented because management believes it represents a meaningful measure of Bunge's leverage capacity and solvency. Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories. Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge's leverage capacity and solvency since it adjusts for readily marketable inventories. Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

                                                                   December 31,           December 31,
     (In millions)                                                     2004                   2003
     -------------                                               -----------------      -----------------
     Short-term debt                                                         $541                   $889
     Long-term debt, including current portion                              2,740                  2,505
                                                                 -----------------      -----------------
     Total debt                                                             3,281                  3,394
     Less:
       Cash and cash equivalents                                              432                    489
       Marketable securities                                                   14                     13
                                                                 -----------------      -----------------
     Net financial debt                                                     2,835                  2,892
     Less: Readily marketable inventories                                   1,264                  1,846
                                                                 -----------------      -----------------
     Net financial debt less readily marketable inventories                $1,571                 $1,046
                                                                 =================      =================